Exhibit 99.1

Coordinator:	Hello and welcome to the TenFold Corporation Fourth Quarter 2005 Earnings Teleconference.

At the request of TenFold Corporation, this conference is being recorded for instant replay purposes.

As a reminder, following today’s presentation, we’ll be conducting a question and answer session. And at that time, you may press star-1 on your touchtone phone if you have a question.

At this time, I’d like to turn the conference over to Mr. Robert P. Hughes, Chief Financial Officer and Chief of Staff.

Sir, you may begin.

Robert Hughes:	Thank you.

Good afternoon and welcome to TenFold’s conference call.

I’m Robert Hughes, TenFold’s Chief Financial Officer and Chief of Staff. Joining me today is our Chairman, President and CEO, Robert Felton.

Last Friday, we filed our 10-K with the SEC and issued a press release describing our financial results and our new capital infusion. You can find the press release posted on our Web site and other financial sites like Yahoo! Finance and MSN Money.

In today’s call, Bob will review our results and capital raising and then take your questions.

As we share information today to help you better understand our business, it’s important to note that we will make statements in the course of this conference call that would state our intentions, hopes, beliefs, expectations or predictions of the future. These constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act. TenFold’s actual results could differ materially from those projected in these forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements.

Additional information concerning factors that could cause the actual results to differ materially from those in the forward-looking statements is contained from time to time in documents that we file with the SEC, including but not limited to our most recent reports on Form 10-K, 10-Q and 8-K.

With the introductory business out of the way, let me turn the call over to Bob.

Robert Felton:	Thanks, Rob. And I thank all of you for joining us.

Let me first summarize our financial results.

For the fourth quarter, we had revenues of $909,000, an operating loss of 2.3 million, a net loss of 2.2 million and diluted loss per share of 5 cents.

For the calendar year 2005, our revenues were 5.7 million, operating loss was 6.6 million, net loss was 5.4 million and diluted loss per share was 12 cents.

These are not the results of a healthy company. It’s clear from our 2005 results that we will not survive for long. We were stalled, our business prospects were poor and our ability to attract capital was limited.

As you remember, I was on the earnings call in November, having just taken over as Chairman. I had been asked by the Board to complete the capital raise just a few days before the call.

I was optimistic we could get that done quickly because I felt that I had the Board’s support and the management team was capable of delivering on the business plan. It turned out that the Board had concerns and the management team needed changes to be able to deliver. We needed to convince the Board that we could deliver and we needed to make management changes.

The results of those changes are that we now have the team in place and we’ve completed our financing.

Let me first discuss the capital raise.

Last Thursday, we completed our capital raising for gross proceeds of approximately 6.3 million. That’s before expenses and repayment of 1.1 million of interim bridge loans.

We sold 1.5 million shares of unregistered convertible preferred stock and warrants. The preferred shares are convertible into 20.3 million shares of common stock, and the warrants are to purchase 10.2 million shares of common stock at an exercise price of 62 cents per share with a five-year term.

Beside myself, several members of TenFold’s Board of Directors or the investment entities associated with them and one of our executives participated in the transaction, providing a total of approximately 4.7 million of the gross proceeds raised. We were also very pleased that several outside investors understood our value proposition and chose to join the insiders in financing TenFold.

As a result, we’ve achieved my first stated goal of raising the capital necessary to allow the company to survive. We now have to achieve my second goal of igniting sales.

At this point, I wish to digress and tell you a little story. I love stories and this is a bit of a long one. But please bear with me.

Right before closing our financing, one of our potential investors wanted a demonstration of our new browser using the AJAX technology that we are incorporating into our RenderingEngine. I’ll explain the technology in a minute.

Our people quickly arranged the demo and after he had seen the demonstration and since he had been following the company for years, he called back to one of our people he knew and asked her a simple question.

“Okay, I’ve heard Bob discuss his vision for TenFold and the changes he has made. But what I really want to understand is what exactly has changed since Bob took over.” The TenFold person paused for a few seconds and then answered, “Everything has changed.”

She went on to describe the changes as follows. Of course, I did not hear her exact words, but this is the gist of what she said. First, we’ve changed our attitude. This is her speaking.

Prior to Bob joining, we are a very difficult company to do business with and some of our customers and prospects even used the word arrogant to describe our attitude. Bob changed that on the first day he took over as CEO. He told us that he had already perceived that there was an attitude problem from his one week as Chairman and is going to change it right then.

He stated the rules he has used to run the prior software companies that he had founded and they were very simple — delight your customer, use your best judgment.

He said that to delight your customer was a very high bar as it was not just perform your job, conform to contract terms, satisfy your customer or complete the project. He also indicated we would ask customers to see if we were delighting them. That was the criteria we would use to evaluate our performance.

He then said that he expected all of us to use our best judgment. Therefore, he did not want us to be coming to him for decisions about how to run our departments; but rather, to discuss with those who were most familiar with what we should be doing, and then make the decisions based on the broad vision that he had for TenFold.

What these rules did was to free up - free us up from the normal bureaucracy that builds up in companies even our size and it allows us to get on with our jobs. He specifically said that we were not to have weekly staff meetings as those merely wasted everyone’s time; but rather, to meet as appropriate in order to make decisions about the things that we need to do to best serve our customers.

Remember here that I’m still telling the story that the person related to the investor.

Then, she said, I can tell you that the attitude changed overnight. People really wanted to delight our customers, both external or internal, and throwing out the rules of engagement that had been established (with a long way towards) having everyone understand that he was serious.

Everyone now knows the two rules and is trying very hard to delight customers. We have positive feedback from our customers and prospects that attests to the success of this approach. Our staff are excited about where we are going and are working extremely hard to deliver on their plans.

Second, we changed our sales strategy. Bob told us that we were attempting to sell a revolutionary technology against the weight of IBM, Microsoft, Oracle and the like.

We’re also attempting to sell small projects and expand our presence in companies, but we’re not making much progress. He said that we had to change. And change we did.

We decided that the consulting approach to business is what we needed to adopt using our technology as an enabler. We started down this path and began to get some traction by having our prospects identify the application areas where they had the most pain and then proposing to provide solutions for them at significantly less cost.

Then, we had an epiphany. We realized that while we were out railing against IBM and Microsofts of the world, then in fact what we provided in our EnterpriseTenFold technology was right in the mainstream of what they were preaching.

This is Bob. Let me stop this story and digress for a minute.

The next great thing in the software world is what is called Service-Oriented Architecture, abbreviated SOA. This architecture allows developers to build components that are reusable and the technology that these components are built in and wrapped with, called Web services, which imply SML, WSDL,

SOAP and UDDI standards, allows them to easily interconnect with each other and with other components that comply with Web services standards.

Guess what? Enterprise- TenFold already has all of the technical components necessary to produce Web services and does automatically. It could also automatically consume third-party Web services for use in TenFold-powered applications.

TenFold also has a whole set of reusable components - business components that could be brought to bear on any application development project. So, TenFold already has and automatically produces Web services that are compatible with the SOA world. We merely needed to reposition our EnterpriseTenFold technology to acknowledge this fact. This was our epiphany.

You’ll notice that our latest release of EnterpriseTenFold is called EnterpriseTenFold SOA. So, with this, one of the major barriers to sales — the fact that we were selling against the themes that IBM, Microsoft and all of the major suppliers of software, including Oracle, SAP, (et cetera, used) had gone away.

But it gets better. Last year, for one of our customers, DevonWay, we needed to improve our browser technology. There’s a new technology for delivering applications called AJAX. We could spend all of our time discussing this technology, but suffice it to say that most people agree that it makes existing browser technology obsolete and is the key technology behind what people call Web 2.0, the new generation of Web applications.

One major benefit that AJAX provides is to not have to refresh a browser page, but rather just the part that has changed. If you’ve used Google Maps — and most of us have — you’re using AJAX. That’s why you’re able to zoom and move the maps as smoothly and quickly without page refreshes. Why am I telling you this? Well, as part of this work for DevonWay, we decided to embed this AJAX technology in our RenderingEngine.

One of the industry’s figures commented that Google provided AJAX in their technology because they hired rocket scientists. Well, for any of our customers who want to deploy their application in a browser, they will automatically get an AJAX browser user interface without hiring a rocket scientist. This is a huge advantage over any other development engine. We’re not enough that we build Web services automatically with no need to do programming — we’re now providing this AJAX capability.

So, repositioning our technology as EnterpriseTenFold SOA puts us in the mainstream of the application development arena and removes the barrier of customers not wanting to bring in another development environment. Our rendering of browser applications at AJAX just put us over the top.

Now, (after that) aside, to continue with the story.

Remembering that our manager’s first point to the investor of what had changed was our attitude, and her second point was that we changed our sales strategy, so she continued.

Third, we’ve made a huge effort to go back to all of our customers and prospects and tell our new story. Bob has made over 60 separate visits and executive calls to our customer base, prospects, VAR and reseller partners, and we are again being considered for additional services.

As a result of this effort, we also have some strong customer references. Let me emphasize the point that prior to Bob’s arrival, it was difficult to have our customers recommend us even though they were using our technology and being successful with the applications built on EnterpriseTenFold.

Fourth, we again changed our approach to the market. Since we did not have to submerge our technology as an enabler as we first did, we could now lead our sales with three things depending on the opportunity.

One, we identified areas where we could bring our value proposition to play, that is, developing new applications or transforming existing applications into the new SOA technology to ensure that our value proposition provides significantly lower cost, both on the development side and the ongoing maintenance side.

Remember that the Gartner group has documented that 83% of the IT spend is used to maintain existing application. And that is many billion of dollars. If, as we believe, the maintenance cost of the codeless applications (to) develop the EnterpriseTenFold SOA are significantly less than the maintenance cost of similar applications (to) develop (the) traditional coded methodologies, then we can help reduce that 83% maintenance cost to something significantly less.

Two, we can lead with our SOA-compliant technology, using the ability to render AJAX browser applications as a unique ability. If we’ve identified that we are in the mainstream of the new SOA development strategy, this approach is especially appropriate to those companies who are developing applications for others and need a competitive advantage over the traditional time-and-materials developers, even if they are using offshore resources for coding work.

Remember what I said about maintenance? We believe that EnterpriseTenFold SOA applications require significantly lower maintenance than code-based systems since there’s no code to maintain.

So even if the development costs were similar to those of offshore development (say), the maintenance cost of the (lifetime) of the application give a significant advantage to TenFold.

And three, TenFold has a number of applications we’ve developed in the past that can serve as starting points for new or replacement development. These components are already SOA-compliant. They serve as the building blocks for applications. This is especially interesting to prospects that face the daunting task of putting their best business practice into existing software vendor packages.

It is clear to us that the rise of packaged software has reduced companies to the lowest common denominator and that companies are to compete on their own innovation and best practice, the agility and flexibility of (their) systems that is readily available in EnterpriseTenFold SOA application.

Finally - and I appreciate this has been a long answer to what has changed. Remember, this is still this manager speaking to an investor. But the energy, excitement and commitment to making TenFold a success by Bob and the Board is phenomenal.

You probably know that Bob did not have to come out of retirement and take over TenFold. He had a very comfortable life, skied 50 days last year — and I think he has only logged six this season and I can agree that that’s true — and was enjoying the fruits of having successfully founded four other companies in his lifetime.

But he is so committed to TenFold’s technology and to those of us who are the heart and soul of TenFold that I can tell you that when he agreed to be CEO, that we would follow him anywhere. And we know where his vision for the company is taking us and we wholeheartedly support it. So, when I say everything changed, it has and all for the better.

So - and I told you a long story. So that was the end of the answer to the investor’s question, who shortly thereafter decided to invest.

Well, first of all, having heard this story, I was impressed that our messaging was so eloquently delivered by one of our managers. I’m sure I have not captured all of the emotion with which it was delivered but, factually, this was what she said and it does represent what we’ve accomplished in the last four months. The result of all this work is we have a growing pipeline of qualified prospects as well as a customer base that is considering doing more work with us.

Basically, the initial shape of this work should fall in the consulting model described above. We expect that each engagement will provide us three to six full-time equivalent consultants for some period of months.

Our plan is, during this first engagement with a customer, to train the customer developers in the use of EnterpriseTenFold SOA so that they can go on to develop more applications. This way, we can also build our license revenue flow as we move our consulting staff to new engagements.

I hope that we’d have some major sales completed by the end of Q1. We didn’t complete any major new sales under our new business model. And as a result, we have not met my goal of getting to a cash-flow-positive run rate by now. But I am still confident we’ll generate sales and get to cash flow positive before too long.

So we’ve correctly positioned our technology, we’re aggressively pursuing our customers and prospects and have a number of application components available to jumpstart projects.

As I indicated, I’m encouraged by the reception of this strategy. I hope to report real progress made during Q2.

Finally, we have just added a very experienced Senior VP of Sales, Bill Hodges. Bill has extensive experience selling multimillion dollar applications to banking, insurance and related industries. He joined us yesterday. He is already hard at work contacting companies where he has senior-level contacts to explain our value proposition.

I look forward to working closely with Bill, who is in the Bay Area by the way, as we’re helping him close business that he can develop.

So, that’s the end of our prepared statement. I’ll be pleased to take questions.

Coordinator:	Thank you.

Participants, if you would like to ask a question, simply press star-1 on your phone keypads at this time. You will be prompted to record your name for pronunciation purposes after pressing star-1.

If you hear a question answered and wish to withdraw, then you would press star-2.

Once again, that’s star-1 to ask a question and star-2 to cancel.

We’ll take a brief moment for questions to register.

I repeat those instructions. Participants, if you would like to ask a question, simply press star-1 on your phone keypads at this time.

Thank you. We have our first question from (Michael Coen) of Kadem Capital.

(Michael Coen):	Good afternoon, Mr. Felton.

First, I’d like to congratulate you on taking over the company and we wish you the best of luck for (all) my clients and myself (that have invested).

My question is, you spoke of the - management changes. Can you tell me some of those changes?

Robert Felton:	Well, the most obvious one is that I’m the CEO.

(Michael Coen):	Uh-huh.

Robert Felton:	We also looked at our support staff sort of in the CEO’s office. And there were folks there that were being in the role of advisers and we asked them to leave. And then, we looked through our sale force. And very frankly, I had a very specific question to ask and that was, “‘Can you take me to a (C-level) person in a customer that has an opportunity to close in the next 30 days?’” And they’ve been there for some number of months which they (all had). And the answer was no. Then, I didn’t feel like they could be helping us in this strategy that we’re now taking. And so, we let them go.

(Michael Coeen):	All right. Is Mr. Walker still with the company? Jeffrey Walker?

Robert Felton:	Mr. Jeffrey Walker is still with the company, yes.

(Michael Coen):	Okay. And the only one major was Dr. (Harvey) that was - who decided to leave? Let’s call it that way. Dr. (Harvey) was the only one that left major?

Robert Felton:	That’s correct.

(Michael Cowen):	What is the company - as far as I know, you’ve (expressed) sales. What are you doing as far as public relations to get the word out there about the company besides the Web site?

Robert Felton:	I’m of the ilk that says I want to perform and then I’m going to start getting - talking about the company. So, heads are down and we’re working real hard on the sales aspects. And that’s the direction I’ve taken. I’ve chosen not to do any PR other than, I mean, there was a fair amount done with the various financial institutions that we talk to about investing.

But I really believe that performance is what is going to make this company grow. And I want to get that performance started.

(Michael Cowen):	A final question. Has anything been done or any approach to Government agencies for the use of your product such as the FBI or - et cetera?

Robert Felton:	Well, I’d love to go solve the FBI’s problem. We’ve made attempts there, but I haven’t been successful. And I can say that it’s part of our pipeline. We do have several Government or quasi-Government agencies that we’re pursuing.

It sort of has to be unique as we’re not on any schedule…

(Michael Coen):	Right.

Robert Felton:	…(with) the Government. So they sort of have to - would have to give us (unintelligible).

(Michael Coen):	Okay. Again, I want to congratulate you and wish you the best of luck.

Robert Felton:	Well, thank you very much. I appreciate it.

Coordinator:	Thank you.

And as a reminder, participants, if you’d like to ask a question, simply press star-1 on your phone keypad.

Our next question comes from (Patrick Kennedy) of (Kinko Investment).

Mr. (Kennedy), your line is open.

(Patrick Kennedy):	Oh, thank you.

Good afternoon. Congrats and cheers for hanging in there everybody.

My question would be about the previous proprietary nature of your products versus today in the new version. Could you expand on how it’s no longer proprietary and people can integrate it with what they have existing?

Robert Felton:	Yeah. The source code the produces the Web service is our - that’s our secret sauce. That’s what they’ve invested 13 years of development here. And certainly, that source code is proprietary.

But the fact that it produced a Web service and the Web service can be both consumed and produced into .NET or J2EE application is the key. I mean, what we say is that we automatically produce a Web service rather than have to write code on it. So one, we have a codeless environment that just automatically produce the Web service and it’ll - it’s perfectly integrable with anything else that is out there as a Web service. And that’s the direction everybody’s going.

So, while we produce it in a proprietary manner, everything that’s produced is perfectly consumable by every other Web service.

(Patrick Kennedy):	So, TenFold is proprietary in nature yet it integrates with anything out there. Is that what you’re telling me?

Robert Felton:	That is absolutely true. And we just sort of didn’t realize that we are (poised for as long as that). But, for example, I mean, we’ve incorporated somewhere an application - (we’ve incorporated) Google within the application — Google Maps.

Any Web service - we actually did a demonstration this morning and took a - with a few clicks of the button, integrated with a Web service that provides mapping services of, you know, where you are. And it wasn’t (unintelligible), it was just - we actually went out and used our application tools to click a few buttons and pop up the map.

So that’s how easy it is to consume a Web service - (unintelligible) Web service. And that’s what we do. So it has really put us right in the sweet spot of service-oriented architecture.

(Patrick Kennedy):	So, could a person who is not literate in coding and programming computers sit down with TenFold and effectively produce programs that do quality work for them?

Robert Felton:	Yeah and I’ll - I just want to correct you a little bit on programs because the - not to get too technical because that’s just - this is as far as I go with technology anyway.

So - but basically, we have a data dictionary engine where we store the rules about what you want to do. And then, we have a RenderingEngine that renders those rules in a screen. And we can render those in, you know, Microsoft or under AJAX or whatever.

And so, we’re rules-based. We have metadata where you’re rules-based and basically render the application at the time you hit the Enter key. And so, the - what we produce are these Web services that are totally integrable with anything else anybody else is producing. So, somebody who has (ripped out) work in .NET and they want to integrate with that application, no problem. We consume that Web service or we can (publish) to it.

(Patrick Kennedy):	See, I believe that there was a revolution years ago when ordinary people became enabled with personal computers. They didn’t need to know how it happened; that fact is, that it happened for them. And therefore, a revolution took place.

Is TenFold similar to that where people are going to get productive things from TenFold without really understanding how that RenderingEngine works or needing to understand how that works?

Robert Felton:	I think the answer is a qualified yes. I mean, I think you have to know how to use the tools somewhat, but that once the application is built there’s huge flexibility in getting that data.

I mean, one of the problems with the vendors that are out there supplying ERP systems or what have you is that it’s fairly fixed as to how you go about it. In fact, one company says you will do it my way. So, we believe that that is stifling innovation and stifling good business practice.

And so, we want you to be able to keep changing the rules of your business. And if you have a rules-driven engine, which is what we have, you can change the rules of your business.

Now, can somebody who knows nothing about programming do that? The answer is yes. If you want some capabilities - some technical capability to help with that and make sure that we don’t get ourselves a little bit sideways, the answer to that question is yes too.

So now, we’ve had people build sort of fairly difficult applications utilizing our toolset, which is some minor instructions. But I think there’s a proper mix there of how you go about building major applications. But you don’t have to know how to code and that’s the difference.

We don’t write codes.

(Patrick Kennedy):	Okay, I’m a - I tend to oversimplify things, but the one thing that I recall is, IBM bought (Rationale) for their toolsets. And they paid an awful lot of money for it.

And - how does TenFold compare today compared to what IBM bought years ago when they bought (Rationale Software)? Are you familiar with that?

Robert Felton:	I’m not real familiar with (Rationale), so I really can’t answer that question well. I’m sure we have people here that could, but I can’t.

(Patrick Kennedy):	Okay, thanks. Well, I’ve been waiting for about five years and I continue to hold strong. You guys remind me of a motivational plaque my stepfather gave to me years ago. And it was a persistence and dedication thing. It’s how to find success. And education won’t because education (is there, like it’s everywhere); genius will not guarantee success because unrewarded genius is almost a proverb; persistence and dedication alone are omnipotent. And that is what I think of when I look at TenFold continuing to persevere. And your (new) arrival is certainly welcome. And I wish you the best.

Robert Felton:	Well, (Patrick), thank you very much and thanks for the thought though we certainly have every intention to make this company the success it should be.

(Patrick Kennedy):	Thank you.

Coordinator:	Thank you.

Once again, participants, if you’d like to ask a question, simply press star-1 on your phone keypads at this time.

Our next question comes from Mark Rosenblatt of Rationalwave.

Mark Rosenblatt:	Congratulations, Bob.

Robert Felton:	Thank you.

Mark Rosenblatt:	A couple of quick questions. One is, what’s your burn rate this quarter now that you’ve hired a couple more people?

Robert Felton:	I’ll let Rob Hughes answer that.

Robert Hughes:	Hi, Mark.

Mark Rosenblatt:	Hi.

Robert Hughes:	We have hired a couple, but we’ve also seen some go. We’ve got about 50 people today.

And maybe, another way to answer your question would be — just to anticipate the question — you know, how long would we - could we last with the proceeds of the capital raise? And the answer is, after allowing for the repayment of the bridge loans and, you know, paying down (the related) expenses and some accounts payable, it would take us six months assuming we had no new sales.

Mark Rosenblatt:	So, six months of cash? Two quarters?

Robert Hughes:	And besides some attrition in staff and some of the changes that Bob mentioned, he also - as he hinted, when he talked about public relations, discontinued most discretionary marketing spending to also reduce our cash burn.

Mark Rosenblatt:	Okay, good.

Can you talk about - I mean, I don’t - I’m not sure when you guys can do it, talk about the (Eclipse) framework. And do you need to operate with (Eclipse)? Does this work with (Eclipse)? Is that an opportunity or a risk?

Robert Felton:	You know, the only (Eclipse) I know is the one that I just saw on the (unintelligible).

Mark Rosenblatt:	Yeah, well, that too.

Robert Felton:	I can’t - let us see if we can get the answer for that and we’ll back to you. I don’t think anybody in this room (that) really…

Mark Rosenblatt:	Yeah, okay. That’s fine. I’ve had a feeling.

That’s (unintelligible).

Robert Felton:	You eclipse me, Mark.

Mark Rosenblatt:	Okay. And finally, Bob, how do you split your time between TenFold and Rationalwave?

Robert Felton:	Well, I don’t do anything for Rationalwave.

Mark Rosenblatt:	Assuming I’m Rationalwave. TenFold is DevonWay. I’m Rationalwave - sorry, TenFold and DevonWay.

Robert Felton:	At DevonWay, I’m the financier…

Mark Rosenblatt:	Uh-huh.

Robert Felton:	…the mentor and the cheerleader. The people that are running that company are people that used to work for me at - in this. And my intent there was, when we started that, to do just that. And that’s about what I’ve done. I have very little time to spend there at all.

Mark Rosenblatt:	Okay.

Robert Felton:	I still (played) the ski a lot this year until we - until TenFold came along.

Mark Rosenblatt:	Yeah. Well, you hope - you’re really not getting much skiing now.

Robert Felton:	No. You know, if you listened, I had six days so far this year — it was 50 last year. So no, I’m not.

Mark Rosenblatt:	Okay, great. Good luck.

Robert Felton:	And I hope you recognized the question.

Mark Rosenblatt:	(I know). I did.

Robert Felton:	Thanks, Mark.

Mark Rosenblatt:	All right, thanks.

Coordinator:	Okay, thank you.

At this time, we’re showing no further questions registered, so I’d like to turn the call back over to Mr. Robert Felton for closing remarks.

Robert Felton:	I just want to say thank you all for your interest. We appreciate it and we appreciate your joining the call. And we’ll talk to you at the next earnings call.

Goodbye.

Coordinator:	Thank you. This does conclude today’s conference call. Participants, you may disconnect and everyone have a great day.

END